EXHIBIT 10.36

                                  May 24, 1991

Mr. Hayes Fenstermacher
2809 Croix Place
Raleigh, NC 27614

Dear Hayes:

        It is my pleasure to make you an offer of employment with EMBREX as Director, Engineering, effective no later than July 1, 1991. Your starting salary will be at the rate of $72,500 per year, payable monthly ($6,041.67).

        Upon accepting employment at EMBREX, you are entitled to receive an Incentive Stock Option for 20,000 shares of EMBREX Common Stock at an option price of fifty cents ($.50) per share and has a 4-year vesting schedule. Annually, you will also participate in additional stock option awards, based on performance.

        As a full-time employee of EMBREX, you are entitled to participate in all EMBREX benefits. Each plan has terms and conditions regarding eligibility, which you should discuss with our personnel office. A booklet describing our current employee benefit plans is enclosed for your information.

        Other benefits include:
        o      Eleven annual holidays
        o Three weeks of paid vacation annually after your first year of employment (four weeks in your fourth year)
        o A company sponsored medical benefit package, including dental, for you and a partial company sponsored package for family members
        o      Life insurance coverage for you equal to your annual salary
        o      Short and long term disability programs
        o      Employee funded 401(k) and cafeteria benefits plans

        Enclosed is a standard employment agreement, which describes your relationship with the Company as an employee. Item 4.3 regards the matter of your compensation, which we consider (in all its forms) a very personal matter between yourself and the Company. It should be discussed only with individuals at the company who have responsibility for recommending or approving compensation adjustments.

        This letter and its enclosures constitute our initial employment agreement. I ask that you read it thoroughly and obtain answers to any remaining questions you may have. To accept our offer, you should sign both copies of this letter, retain the original for your personal files and return the copy to the Company for your personnel records.

        We look forward to your affirmative response and the opportunity to work with you.

                                                  Sincerely yours,


                                                  /s/ Randall L. Marcuson
                                                  Randall L. Marcuson
                                                  President and CEO
Agreed and accepted:

/s/ Hayes Fenstermacher                 May 31, 1991
___________________________   Date   _____________________________

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                              GENERAL PROVISIONS TO
                          EMPLOYMENT AGREEMENT BETWEEN
                                EMBREX, INC. AND
                        Hayes Fenstermacher ("EMPLOYEE")
                            PERSONAL AND CONFIDENTIAL

1.  EMPLOYMENT

    EMBREX hereby employs Employee and Employee accepts such employment and agrees to perform for EMBREX the duties described herein, faithfully and to the best of his ability.

2.  TERM OF EMPLOYMENT

    Employee's employment hereunder shall commence on the date noted on the cover letter and shall continue at the pleasure of the Company. A probationary period of 90 days shall be observed, so long as Employee is performing at a satisfactory level. At the conclusion of probationary period, Employee shall be given a performance evaluation.

3.  DUTIES

    Employee agrees to devote his full time and attention to the business and affairs of EMBREX, to use his best efforts to promote the interests of EMBREX, to hold such offices in EMBREX to which he may be elected or appointed, and to perform such tasks, commensurate with his position, as are assigned to him by the President and CEO or other individuals designated by him.

4.  COMPENSATION

    4.1 EMBREX will pay Employee, for services rendered hereunder, a salary at the rate of not less than the minimum salary per annum stated in the offer letter, payable in equal monthly installments. The Company will review this base salary on an annual basis and will determine in its sole discretion whether to provide a merit increase to the base salary.

    4.2 The parties hereto agree that Employee shall be entitled to participate in all retirement, profit-sharing, compensation, insurance or other benefit plans presently in effect or which may be generally established during the term hereof for employees at EMBREX.

    4.3 The terms and conditions of employment (salary, equity and/or other forms of compensation) are strictly a personal matter between Employee and the Company and will be shared only with Employee's supervisors having salary administration responsibility.

5.  EXPENSES

    EMBREX will reimburse Employee for all expenses which are reasonably incurred by him in the performance of his duties in furtherance of or in connection with the business of EMBREX or its subsidiaries.

6.  INCAPACITY, RETIREMENT, OR DEATH

    In the event that Employee shall become incapacitated from performing the duties of his employment hereunder (other than by death) for a continuous period of 60 days or an aggregate of four months during the term hereof (both periods hereinafter referred to as the "Disability Period"), Employee nevertheless shall be entitled to all compensation and other payments provided for hereunder during the Disability Period and until his employment shall be terminated pursuant to this paragraph. After the completion of either Disability Period provided for in this paragraph, and Employee continues to be, or is again incapacitated, EMBREX may, if it so elects, declare Employee's employment terminated on 30 days' notice given in accordance with the provisions

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hereof. Employee shall be considered to be incapacitated when he is substantially unable to perform the normal duties required of him hereunder on a continuous daily basis.



7.  EMPLOYEE NOT TO WORK FOR OTHERS

    7.1 During the term of this Agreement, Employee agrees that he will not work for any other business firm, whether competitive with EMBREX or not, and that Employee shall devote his full time and attention solely to the business and interests of EMBREX.

    7.2 Until the second anniversary of the date of termination of the employment of Employee by EMBREX, Employee agrees that, regardless of the date or cause of termination of his employment or if it shall be with or without cause, he will not, directly or indirectly, either as principal, agent, officer, director, employee, or in any similar capacity, engage in or perform consulting or any other services for, or have a financial interest in, through sales, consultant status, manufacture, research or development or similar interest at the time of termination of Employee's employment, nor will he be, for the same time period, the owner of record or beneficially of five percent or more of any class of equity security (or any class of securities convertible to an equity security), in an entity which so competes with a product of EMBREX.

8.  TECHNIQUES, DISCOVERIES, AND INVENTIONS

    8.1 Employee agrees that any and all sales of manufacturing techniques, inventions, discoveries or improvements in the products or processes or the merchandising thereof, of EMBREX, which Employee may create, devise, make, discover, introduce, or invent while employed by EMBREX shall belong to and be the sole property of EMBREX. Employee agrees promptly and fully to disclose the same to EMBREX.

    8.2 It is recognized between EMBREX and Employee that EMBREX has acquired and developed, and will continue to develop formulae, techniques, plans, processes, procedures, devices and materials, and lists of customers and their particular requirements which may pertain to many and varied products and equipment, which are secret and confidential in character and are, and will continue to be, of great and unique value to it, which are now and will continue to be, used in its business (hereinafter referred to as "secret information"). Much of such secret information existing on the date hereof is known to Employee, by reason of his position, and future secret information on EMBREX will be disclosed to Employee, as required for proper performance of duties hereunder and other duties as he may have to EMBREX.

    8.3 Employee agrees that all such secret information heretofore or hereafter received by him will be kept and maintained by him as confidential and in complete secrecy, and Employee shall not disclose at any time, either orally or in writing, or otherwise, in any manner, directly or indirectly, any knowledge or information Employee has acquired or any trade secret relating to EMBREX or its subsidiaries, with the exception of disclosure of such information: (i) to employees of EMBREX who have a need to know it to properly carry out their duties on behalf of EMBREX and (ii) in the ordinary course of EMBREX business to customers, suppliers, subcontractors and parties similarly situated.

    8.4 Employee agrees that, while an employee of EMBREX and for two years thereafter, at least fifteen days before release of publication of any scientific paper or contributions to periodicals dealing with or making reference to a subject of interest to EMBREX, Employee will make available to EMBREX a copy of what is to be published.

9.  DELIVERY OF DATA

    Employee agrees to deliver to EMBREX promptly at the termination of his employment or at any other time EMBREX may request, all memoranda, notes, records, sketches, plans, or other documents which are in Employee's possession or under his control concerning costs, uses, application or purchases of products made for or by EMBREX (or any subsidiary, affiliate, or licensee of EMBREX) or any product, process, formula, or manufacturing method used, developed, produced, or investigated by EMBREX (or any subsidiary, affiliate or licensee of EMBREX), during his employment hereunder.

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10. INJUNCTIVE RELIEF

    Employee agrees that the remedy at law for any breach of the provisions of paragraphs 7, 8, and/or 9 of this Agreement will be inadequate and that EMBREX shall be entitled to injunctive relief in addition to any other remedy they might have as so ordered by a Court.

11. SEVERABILITY

    The provisions of paragraphs 7, 8, 9, and 10 are severable, and in the event any portion or portions thereof are held to be invalid, such invalidity shall not affect the validity of the remaining portion or portions.

12. SEVERANCE

    If EMBREX shall terminate the employment of Employee without cause, except pursuant to 6.1 hereof, or because of death, then Employee shall be liable to Employee for salary payable pursuant to 4.1 for one month. No sums shall be due pursuant to any other portion of 4 in the event of termination. The parties agree that this sum is a reasonable approximation of the actual damages which they presently anticipate would result from a termination of Employee's employment, and further agree that this clause is inserted herein not as a penalty but for the sole purpose of avoiding the difficulty of proof of the actual damages.

13. NOTICES

    All notices, requests, demands, and other communication hereunder shall be in writing and shall be deemed to have been duly given if mailed by certified or registered mail, return receipt requested, to the respective parties at their addresses appearing above or their last known addresses.

14. ASSIGNMENT

    The Agreement shall not be assignable by either party except pursuant to a merger, consolidation or other reorganization of EMBREX.

15. SUCCESSORS IN INTEREST

    This Agreement shall be binding on the parties hereto, their heirs, executors, administrators, successors (whether by merger, consolidation, or otherwise), and assigns. The parties hereby agree for themselves, their heirs, executors, administrators, successors, and assigns, to execute any instruments and to perform any acts which may be necessary or proper to carry out the purposes of the Agreement, but the failure to execute such instruments will not affect the rights of any party hereto or the obligations of any estate, as provided in this Agreement.

16. LAW OF THE AGREEMENT

    This Agreement shall be subject to and governed by the laws of the State of North Carolina. The provisions of this Agreement are severable, and in the event any portion or portions hereof are held to be invalid, such invalidity shall not affect the validity of the remaining portion or portions. If any court or other competent authority shall hold a portion of this Agreement invalid, unless modified in a manner described by the court or competent authority, that portion shall be deemed modified accordingly.

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                        AMENDMENT TO EMPLOYMENT AGREEMENT

        This amendment to Employment Agreement is made and entered into by EMBREX, INC., a North Carolina corporation, ("Employer") and V. Hayes Fenstermacher ("Employee"). Employer and Employee may be collectively referred to as "the parties".

         WHEREAS, the parties entered into an Employment Agreement dated 5/31/91 (the "Agreement");

         WHEREAS, Employee continues to be employed by Employer; and

         WHEREAS, the parties both desire to amend the prior Employment Agreement as set forth below.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend their prior Agreement as follows:

         The Agreement is hereby amended by deleting Paragraph 12, Termination and Liquidated Damages and inserting in lieu thereof the following:

         12. SEVERANCE. If Employer terminates Employee's employment under this Agreement without cause, then Employee shall be entitled to receive from Employer an amount equal to 12 months of Employee's then current salary, payable in 12 equal monthly installments, without interest, commencing one month after termination.

         IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement this the 18th day of July,1996.


                                    /s/ V. Hayes Fenstermacher
                                    ------------------------------------
                                    Employee

                                    EMBREX, INC.
                                        /s/ Randall L. Marcuson
                                    By:_________________________________